Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated September 15, 2006, (this “Agreement”) is made by China Direct Trading Corporation, a Florida corporation, (“Purchaser”), the beneficial owners identified in Exhibit One hereto (collectively the “Sellers”) of all of the issued and outstanding voting capital stock of Capstone Industries, Inc., a Florida corporation, (“Company”) and the Company. The Purchaser, Sellers and Company may hereinafter be referred to individually as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, the Sellers desire to issue and to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the shares of all of the issued and outstanding shares of the voting capital stock, regardless of whether designated as one or more classes or series, (the “Shares”) beneficially owned or controlled by the Sellers, that being a total of 100 Shares, all in accordance with the terms and provisions of this Agreement; and

WHEREAS, Exhibit One hereto sets forth the number of the Shares, the class or series designation of all of the Shares, the name and address of each of the Sellers and their respective ownership position in the Shares, be it

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Recitals. The above recitals, exhibits, preamble and definitions as well as all other exhibits, schedules and attachments hereto are hereby made a part of this Agreement.

Section 2. Purchase and Sale of Securities.

2.1          Purchase. (a) Upon the terms and subject to the conditions herein contained, at the “Closing” (as defined in Section 4.1 below), each of the Sellers shall sell, devise and transfer to the Purchaser, and the Purchaser shall purchase and accept the transfer of all of the Shares. The total purchase price for the Shares shall be a total of SEVEN HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($750,000.00) in cash (“Cash Amount”) and that number of shares of a newly created series of Purchaser preferred stock, designated as “Series B Preferred Stock, $0.10 par value per share”, (“Purchaser Shares”) that equals the ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($1,250,000) (“Purchaser Shares”) DIVIDED by the closing BID PRICE quoted for the Purchaser’s Common Stock, $0.0001 par value per share, (“Purchaser’s Common Shares”) on www.otcbb.com on the “Closing Date” (as defined in Section 4.1 below). “Purchase Price” shall mean the Purchaser’s Shares plus the Cash Amount. The Purchaser’s Shares are “restricted” securities as defined in Rule 144, as promulgated under the Securities Act of 1933, as amended.

(b)           Dilution. In the event that the Purchaser issues any shares of the Purchasers Common Shares and that issuance decreases the then current percentage ownership of the Sellers of the total number of issued Purchaser’s Common Shares below Three Percent (3%) of the total then current issued and outstanding shares of the Purchaser’s Common Shares (“triggering issuance”), then the Purchaser shall: (i) if the triggering issuance was approved in advance by the Sellers, then the Sellers shall be afforded the right by the Purchaser to purchase that number of shares of the Purchaser’s Common

Shares necessary to maintain the Sellers’ then-current aggregate percentage ownership of the Purchaser’s Common Shares at three percent (3%) of the then-current issued and outstanding number of Purchaser’s Common Shares and to do so at the average closing BID price for the Purchaser’s Common Shares for the twenty (20) trading days immediately preceding the date of the triggering issuance and calculated on the BID as quoted by www.otcbb.com; or, (ii) if the triggering issuance was not approved in advance by the Sellers, then the Purchaser shall issue Purchaser that number of shares of the Purchaser’s Common Shares to the Sellers is necessary to maintain their aggregate ownership of the then current issued and outstanding Purchaser’s Common Shares at Three Percent (3%) and shall do so without any cost to the Sellers for such issuance or the shares issued; provided, however, that the foregoing provision shall not apply to: (i) any issuance of Purchaser’s Common Shares pursuant to any conversion or exchange provision of any series of Purchaser preferred stock that is authorized and issued as of the date first written above; (iii) the issuance of Purchaser’s Common Stock pursuant to the exercise of an option, warrant, or right, whether issued pursuant to a stock benefit plan or otherwise; (iv) any recapitalization of the Purchaser’s Common Shares, including any stock split or reclassification; (v) any secondary offering of Purchaser’s Common Shares under the Securities Act of 1933, as amended; or (vi) any issuance of Purchaser’s Common Shares in a merger, other business combination, stock exchange or stock acquisition, or asset acquisition that is approved in advance by the Purchaser board of directors and its shareholders entitled to vote thereon. Any shares issued pursuant to this Section 2.1(b) will be “restricted” securities as defined in Rule 144, as promulgated under the Securities Act of 1933, as amended.

(c)           This Agreement shall not be legally binding on the parties until it is ratified by the board of directors of the Purchaser and by the board of directors of the Company, which ratification must occur within 14 days after the date first written above.

(d)           Terms of the Purchaser’s Shares: The Purchaser’s Shares shall have the following rights and terms: (i) Conversion: the Purchaser’s Shares are convertible into Purchaser’s Common Stock on a conversion ratio of one Purchaser’s Share for 66.66 shares of Purchaser’s Common Shares; (2) Exchange: none; (3) Liquidation and Dividend Preferences: The Purchaser’s Shares shall be subordinate and junior in all respects to the Series A Convertible Preferred Stock, $0.10 par value per share, with respect to liquidation and dividend distribution declared by the Purchaser; (4) Voting Rights: none; and (5) Registration Rights: Purchaser shall cause a registration statement to be filed under the Securities Act of 1933, as amended, within sixty (60) days after the date first written above and said registration statement shall register, at a minimum, that number of Purchaser Common Shares necessary to cover the conversion of the Purchaser’s Shares issued to the Sellers hereunder as well as the Purchaser’s Shares of any other selling shareholders of the Purchaser with registration rights. The authorization of the Purchaser’s Shares has been authorized by the Purchaser’s Board of Directors. The Purchaser shall file a Certificate of Designation, Preferences and Rights and an Amendment to the Articles of Incorporation of the Purchaser with the Secretary of State of the State of Florida for the Purchaser’s Shares within two (2) business days after the Closing Date. The Purchaser shall pay all costs and expenses to register the Purchaser’s Shares under the Securities Act of 1933, as amended, and under any applicable Blue Sky laws.

2.2          Payment. Payment of the Purchase Price shall be made by Purchaser corporate check with respect to the Cash Amount and issuance of stock certificates with respect to the Purchaser’s Shares – in each case made at the “Closing” (as defined in Section 4.1 below). Each of the Sellers agrees that Exhibit One accurately sets forth the total amount of consideration due and payable to him, her or it for the Shares hereunder. Each of the Sellers agrees that no further consideration is owed or due to them for the purchase of the Shares – both in the aggregate and in respect of each of the Sellers. The Company hereby consents to the sale of the Shares by the Sellers pursuant to this Agreement.

Section 3. Condition Precedent to Parties’ Obligations. As an express condition precedent to the obligations of the parties under this Agreement, the parties agree that the following conditions must be satisfied by the Closing to the reasonable satisfaction of all of the parties.

3.1          Governmental Approval. The Company will have obtained written assurances or statements from each of the Company’s government clients with contracts with the Company (the “Contract(s)”), which Contracts are listed in Schedule 3.1 hereto, that the transactions contemplated herein, especially the acquisition of all of the Company’s issued and outstanding shares of Common Stock, will not result in a the termination of each such government client’s Contract or a review that may result in the termination of such Contract, or that the government client has no objections to the consummation of the transactions contemplated herein. The parties shall cooperate in a good faith and diligent manner to provide each such government client with all requested documents and information.

3.2          No Adverse Material Change. There will be no adverse material change in the business of the Company between the date first written above and the Closing Date. For purposes of this Section 3.2, the term “adverse material change” shall mean a decrease in net worth or EBIT of the Company of fifteen percent (15%) or more after the date first written above, the commencement of any legal proceeding or other proceeding seeking damages against the Company in excess of Twenty Five Thousand Dollars and No Cents ($25,000.00), the termination or notice of pending termination of any Contract or any agreement between the Company and a commercial client that produces more than Fifty Thousand Dollars and No Cents ($50,000) in net income per Company fiscal quarter or month, loss of key Company personnel who are essential to the Company’s ability to provide services and products or to maintaining key customer accounts, the commencement or threat of the commencement of any governmental investigation of the Company, or any development that a reasonable person considering an investment in the Company would consider important enough to result in a decision not to invest in the Company or to sell any existing investment in the Company. Despite the occurrence of an adverse material change to the Company, the Purchaser, in its sole discretion, may elect to proceed with the consummation of the transactions contemplated herein.

3.3 Board Ratification. This Agreement shall not legally binding on the parties until it is ratified by the board of directors of the Purchaser and by the board of directors of the Company.

Section 4.	The Closing.

4.1 The Closing.

(a) The issuance, sale and purchase of the Shares by the Purchaser upon the terms and conditions hereof shall take place at a closing (the “Closing”), the Closing shall be a remote closing coordinated by Paul W. Richter, Outside Legal Counsel to the Purchaser or such other lawyer who is mutually acceptable to the parties , subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 4.2(b) and Section 4.2(a) below, at the offices of the Purchaser at 10400 Griffin Road, Suite 109, Cooper City, Florida 33328, or such other date, time and place as may be mutually agreed upon by the parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date”, which date shall not be later than September 15, 2006.

(b) The Closing shall be subject to the satisfaction or waiver by the Seller, Company and the Purchaser of the conditions set forth in Sections 4.2(a) and (b), respectively, below.

4.2 Conditions to Closing.

(a) The Seller’s obligations are subject to the satisfaction, at or before the Closing of each of the following conditions, provided that these conditions are for the sole benefit of the Sellers and may be waived in writing by the Sellers at any time in their sole discretion:

(i) the accuracy in all material respects of the representations and warranties made by the Purchaser in Section 6 below as of the Closing Date and the fulfillment in all material respects of those undertakings of the Purchaser in this Agreement to be fulfilled on or prior to the Closing Date; and

(ii) the contemporaneous execution by the Purchaser, the Company and the Sellers of this Agreement and all other instruments and agreements that are reasonably necessary to consummate this Agreement and the transaction contemplated herein.

(iii) The satisfaction of the conditions precedent set forth in Section 3 above.

(b) Purchaser’s obligations hereunder are subject to the satisfaction, at or before the Closing of each of the following conditions, provided that such conditions are for the Purchaser’s sole benefit and may be waived in writing by the Purchaser at any time in the Purchaser’s sole discretion:

(i)            the Sellers delivering to Purchaser of one or more certificates representing all of the Shares being purchased by Purchaser hereunder, each such certificate containing all signatures required to transfer good and marketable title to the Shares to the Purchaser at the Closing, including a medallion guarantee signature from the Sellers’ respective brokers or bank, and

(ii) the accuracy in all material respects of the representations and warranties made by the Company and the Sellers in Section 5 below as of the Closing Date and the fulfillment in all material respects of those undertakings of the Sellers and/or Company to be fulfilled on or prior to the Closing Date; and

(iii) no statute, rule, regulation, executive order, decree, ruling, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which questions the validity of, challenges or prohibits the consummation of, any of the transactions contemplated by this

Agreement; and

(iv) The Secretary of the Company shall deliver to the Purchaser at the Closing a certificate stating that all Board of Directors and stockholder approvals necessary to authorize the performance by the Company of its obligations contemplated by this Agreement have been obtained and attaching thereto: (1) a copy of the Certificate of Incorporation (with any and all certificates of designation) and the Bylaws (as amended through the date of the Closing), certified by the Secretary of the Company as the true and correct copies thereof as of the Closing; and (2) a copy of the resolutions of the Board of Directors and, if required, the Sellers as the sole stockholder of the Company, authorizing the execution and delivery of this Agreement, the issuance of the Shares ad other matters contemplated hereby; and

(v) The satisfaction of the conditions precedent set forth in Section 3 above.

4.3 Deliverables. At the Closing, the parties shall deliver the following agreements, documents and instruments:

(a)           Purchaser shall deliver a copy of the Purchaser’s Articles/Certificate of Incorporation and By-Laws as well as an original Certificate of Good Standing issued by the State of Florida to the Sellers and Company and the Company shall deliver a certified copy of the Company’s Certificate of Incorporation and By-Laws as well as an original Certificate of Good Standing issued by the State of Florida to the Purchaser; and

(b)           Purchaser shall deliver to the Company and the Sellers a sealed original resolution of Purchaser’s Board of Directors that approves this Agreement and all transactions contemplated herein; and

(c) The Company shall deliver to the Purchaser an original, sealed and duly signed resolution of the Company’s Board of Directors and Sellers that approves and adopts this Agreement; and

(d) The Sellers shall deliver to the Purchaser original stock certificate(s) evidencing the Shares with all signatures required to sell, devise and transfer good and marketable title to all of the Shares to the Purchaser; and

(e) The Company shall deliver to the Purchaser a complete, true and certified copy of the Company’s minutes and corporate records as well as a certificate of the officers and directors of the Company; and

(f) The Sellers shall provide the Purchaser with a Bill of Sale for the Shares; and

(c)             Each party shall deliver any “Transaction Documents” (as defined below) required to be produced by that party hereunder to the other parties.

Section 5.	Representations and Warranties of the Company.

The Company and the Sellers hereby represents and warrants to Purchaser as of the Closing Date (or such other date specified below) as follows:

5.1 Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Florida. The Company has no subsidiaries. All of the outstanding shares of the voting capital stock of the Company are validly issued, fully paid and non-assessable, and all such shares are owned by the Sellers free and clear of any liens, claims or encumbrances and not subject to any option or right to purchase any such shares. The Company has no other equity interest in any corporation, partnership, joint venture, limited liability company or other “Person” (as defined below). The Company is duly qualified as a foreign corporation to do business and is in good standing (to the extent such concepts are applicable) in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a “Material Adverse Effect” (as defined below).

(a) For the purposes of this Agreement:

(i) “Subsidiary” shall mean any corporation, association, trust, limited liability company, part of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

(ii) “Person” shall mean an individual, corporation, limited liability company, joint venture, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

(iii) “Material Adverse Effect” shall mean any material adverse effect , or any development that could reasonably be expected to result in a material adverse effect, on the business, properties, assets, operations, results of operations or condition

(financial or otherwise) of a Person and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of such Person to timely perform its obligations under this Agreement and all required exhibits and schedules, related agreements and instruments (collectively, the “Transaction Documents”).

5.2 Authorization, Enforcement and Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Shares. The execution and delivery by the Company of the Transaction Documents and the consummation by it of the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required of the Company’s Board of Directors. No authorization or consent by any stockholders of the Company is required for execution and delivery by the Company of the Transaction Documents and the consummation by it of the transactions contemplated thereby. Upon the execution and delivery of such Transaction Documents, such Transaction Documents shall constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or except to the extent indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state securities laws.

5.3 Capitalization. Unless set forth in Schedule 5.3 hereto, the only and the authorized class of voting capital stock of the Company consists of 1,000,000 shares of Common Stock, $1.00 par value. As of the date first written above, 100 Common Stock shares are issued and outstanding. Except as set forth in this Section 3.3 and as contemplated by this Agreement, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issuance and sale of the Shares hereunder will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

5.4 Issuance Of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement and shall be validly issued, fully paid and non-assessable, and shall not be subject to preemptive rights or other similar rights of any other Person.

5.5 No Conflicts. The execution, delivery and performance by the Company and by the Sellers of the Transaction Documents to which it or he is a party and the consummation by the Company and Sellers of the transactions contemplated thereby will not (i) result in a violation of the Company’s certificate of incorporation or bylaws; (ii) conflict with, constitute a default under or give to others any rights of termination, cancellation or amendment or acceleration of, any material agreement, indenture or instrument to which the Company is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company, except to the extent that such violation would not have a Material Adverse Effect.

5.6 Regulatory Filings; Financial Statements. The Company has filed all documents required by law to be filed by it prior to the date first written above with each and every federal and state governmental authority in respect of this Agreement and the transactions contemplated herein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company complied in all material respects with applicable accounting requirements and the published rules and regulations applicable with respect thereto. Such financial statements, which have been provided to the Purchaser on or before the date first written above, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end audit adjustments). Except as set forth in the financial statements of the Company or the notes thereto, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company.

5.7 Litigation. There are no actions, suits, arbitrations or proceedings, including any governmental proceeding, pending, or to the knowledge of the Company, threatened, against, relating to or affecting the Company or the Sellers, except as would not have a Material Adverse Effect. To the knowledge of the Company and the Seller, there are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted, would have a Material Adverse Effect on the Company or the Sellers’ ability to consummate the transactions contemplated herein.

5.8 Absence Of Certain Changes. Since September 12, 2006, there has been no change or development in the business, properties, operations, financial condition or results of operations of the Company which could have a Material Adverse Effect, except as disclosed in the Disclosure Statement, if any, set forth in Exhibit Two hereto.

5.9 Brokers or Finders. No broker or finder has been retained by the any party and no broker or finder is owed fees and costs in connection with the transactions contemplated herein. No other broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or Sellers.

5.10 Compliance with Securities Laws and Regulations. The Company and Sellers hereby represent that the issuance of the Shares hereunder shall comply with all applicable federal and state securities laws and regulations and that each of them shall take all actions and execute all documents and instruments that are reasonably necessary to comply with such laws and regulations.

5.11 Intellectual Property.

(a) Except as set forth on Schedule 5.11 hereto, the Company owns, exclusively, or possesses licenses or otherwise has the right to use all material Intellectual Property necessary for or used in the conduct of its business as such business is described, generally, in the Disclosure Schedule set forth in Exhibit Two hereto (the “Company Intellectual Property”), free and clear of any liens of any kind, any charge, any obligation to make royalty payments, security interest, mortgage, pledge, restriction, adverse claim or any other encumbrance whatsoever. No current or former stockholder, employee or consultant of the Company has any rights in or to the Company Intellectual Property. To the best of the Company’s knowledge, no person or entity nor such person’s or entity’s business or products has infringed, misused, misappropriated or conflicted with the Company Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the Company Intellectual Property.

(b) No claim is pending against the Company or, to the Company’s knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the rights of any third party under any Intellectual Property and, to the knowledge of the Company, there is no basis for any such claim. Company Intellectual Property owned or licensed by the Company is, to the knowledge of the Company, valid and enforceable and has not been challenged in any judicial or administrative proceeding and, to the Company’s knowledge, there is no basis for any such claim. The Company has made all filings reasonably required to record its interests and has taken reasonable actions to protect the Company Intellectual Property and its rights therein.

(c) To the Company’s knowledge, no third party with which the Company has entered into any license agreement under which Patent Rights or Know-How material to the Development Agreement are licensed from such third party intends to cancel or terminate such license agreement.

(d) Any defined terms used in this Section 3.11 and not defined in this Agreement shall have the meaning ascribed to them in the Development Agreement. “Knowledge” or “knowledge” means actual knowledge of a fact or the knowledge which such person could reasonably be expected to have based on reasonable inquiry and consistent with such person’s duties and responsibilities. Solely for the purposes of Section 5.11(b), knowledge of the Company shall be the knowledge, as so defined, of the Seller.

5.12 Acknowledgment Regarding Purchaser’s Purchase of the Shares. The Company and Sellers acknowledge and agree that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, the relationship between the Company and the Purchaser is “arms-length” and, except for the Purchaser’s representations and warranties in this Agreement, any statement made by Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser’s purchase of the Shares and has not been relied upon by the Company, its officers or directors in any way. The Company and Sellers further acknowledge that the Company’s and Sellers’ decision to enter into this Agreement has been based solely on an independent evaluation by the Company, Sellers and their respective representatives, if any.

5.13 Tax Status. The Company and Sellers have timely made or filed all foreign, U.S. federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, as well as any other taxes and other governmental assessments and charges which have become due or payable, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes, assessments, charges or penalties claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and the Sellers know of no basis for any such claim. The Company and the Sellers have not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any federal, state or local tax. None of the Company’s or Sellers’ tax returns are presently being audited by any taxing authority.

5.14 Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.15. Review of Public Filings. The Company and Sellers agree that they have had a reasonable period to review the public filings of the Purchaser with their respective professional advisors prior to signing this Agreement. The Company and the Sellers have not relied upon any representations from the Purchaser other than those representations expressly set forth herein in reaching their respective decisions to enter into this Agreement. The Purchaser has made no representations to the Company or the Sellers about its future financial or business prospects in connection with this Agreement or any transaction contemplated herein. As a “penny stock” company, and in light of the history of the Purchaser, as set forth in its public filings, the Sellers and Company agree, understand and acknowledge that any investment in the Purchaser is highly risky and should only be considered by those who are able to afford the entire loss of that investment.

5.16        Investment Purposes. Each of the Sellers is acquiring the Purchaser’s Shares solely for investment purposes and for his, her or its respective investment account and without any intent to redistribute those securities. The address set forth below in Exhibit One hereto for each Seller is that Seller’s primary residence for tax purposes.

Section 6.	Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Company and the Sellers as of the Closing Date as follows:

6.1 Organization. Purchaser is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization.

6.2 Authorization, Enforcement, and Validity. Purchaser has the requisite power and authority to enter into each of the Transaction Documents and to consummate the transactions contemplated thereby. Purchaser has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents. Each of the Transaction Documents, upon the execution and delivery thereof, shall constitute a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and remedies or except to the extent indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state securities laws.

6.3 Investment Intent And Limitation On Dispositions. Purchaser is acquiring the Shares for its own account for investment only and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of such Shares except in accordance with the provisions of this Agreement and except as would not result in a violation of the Securities Act of 1933. Purchaser shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the provisions of this Agreement and pursuant to and in accordance with the Securities Act of 1933.

6.4 Information and Risk.

(a) Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with its management and also had an opportunity to ask questions and receive answers of officers of the Company.

(b) Purchaser recognizes that an investment in the Shares involves a high degree of risk, including a risk of total loss of such Purchaser’s investment. Such Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in the financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

(c) Purchaser has, in connection with such Purchaser’s decision to purchase the Securities, not relied upon any representations or other information (whether oral or written) other than as set forth in the representations and warranties of the Company contained herein, the Transaction Documents and the other information described in Section 6.4(a) hereto.

6.5 Disclosures to the Company. Purchaser understands that the Company is relying on the statements contained herein to establish an exemption from registration under federal and state securities laws.

6.6 Acknowledgment Regarding the Company’s Sale of the Shares. Purchaser acknowledges and agrees that the Sellers and the Company are not acting as a financial advisor or fiduciary of Purchaser (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, the relationship between Purchaser and the Company and Purchaser and the Sellers are in each instance “arms-length” and, except for the Company’s and Sellers’ representations and warranties in Section 5 hereof, any statement made by the Company or Sellers or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Sellers’ sale of the Shares and has not been relied upon by Purchaser, its officers or directors in any way. Purchaser further acknowledges that Purchaser’s decision to enter into this Agreement has been based solely on an independent evaluation by Purchaser and its representatives.

6.8 Brokers or Finders. No broker or finder has been retained by the any party and no broker or finder is owed fees and costs in connection with the transactions contemplated herein. No other broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or Seller.

Section 7.	Compliance with the Securities Act.

7.1 Restrictions on Transferability. (a) Each of the Sellers agrees that he, she or it will not effect any disposition of the Purchaser’s Shares that would constitute a sale within the meaning of the Securities Act of 1933 or pursuant to any applicable state securities or Blue Sky laws, pursuant to the requirements of Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”) (in which case such Purchaser will provide the Purchaser with reasonable evidence of such Seller’s compliance therewith) or pursuant to a written opinion of legal counsel reasonably satisfactory to the Company and addressed to the Purchaser to the effect that registration is not required in connection with the proposed transfer; whereupon the holder of such securities shall be entitled to transfer such securities. Each certificate evidencing the securities transferred as above provided shall bear the appropriate restrictive legends as may be required by this Agreement. Purchaser shall cause any proposed transferee of the Purchaser’s Shares held by such Seller to agree to take and hold such Purchaser’s Shares subject to the provisions and upon the conditions specified in this Section 7 if and to the extent that such Purchaser’s Shares continue to be restricted securities in the hands of the transferee.

7.2 Termination of Conditions and Obligations. The conditions precedent imposed by Section 7.1 above regarding the transferability of the Purchaser’s Shares shall not apply as to any particular number of the Purchaser’s Shares covered by an effective registration statement with respect to such Purchaser’s Shares and shall cease and terminate upon the date on which Purchaser is eligible to sell such Purchaser’s Shares then held by any Sellers without registration by reason of Rule 144 or any other rule of similar effect.

Section 8.	Legend.

(a) Sellers each understand~~s~~ and agree~~s~~ that each certificate or other document evidencing any of the Purchaser’s Shares shall be endorsed with the legend in the form set forth below, and Sellers each covenant~~s~~ that he, she or it will not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate (unless there is in effect a registration statement under the Securities Act of 1933, as amended, covering such proposed transfer, such securities have been sold under Rule 144 or as otherwise permitted by the provisions of Section 5 above) and understands that the Company will refuse to register a transfer of any Shares unless the conditions specified in the following legend are satisfied:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. EXCEPT AS SPECIFIED IN THIS LEGEND, SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT HERETO UNDER SUCH ACT UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR UNLESS SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, SUBJECT TO DELIVERY OF A WRITTEN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH SALE OR OTHER TRANSFER.”

(b) Such certificates shall not contain any legend (i) following any sale of such Purchaser’s Shares pursuant to an effective Registration Statement under the Securities Act of 1933 or Rule 144, or (ii) if such Purchaser’s Shares are eligible for sale under Rule 144. At such time as a legend is no longer required for certain Purchaser’s Shares, the Purchaser shall promptly following the delivery by a Seller to the Purchaser’s or Purchaser’s transfer agent of a legended certificate representing such securities, deliver or cause to be delivered to such Seller of a certificate representing such securities that is free from all restrictive and other legends.

Section 9. Post-Closing Representations of the Parties.

9.1          Filings. Each party shall timely make all filings required by applicable laws and regulations for the transactions contemplated herein; and

9.2 Each party shall cooperate with other parties and their respective agents to prepare and make available such documents and take such other actions as the party may reasonably request, in connection with any filing, notice or consent that the other parties are legally or contractually required to make, give or obtain in connection with the execution and delivery of any of the Transaction Documents or in connection with the consummation or performance of any of the transactions contemplated herein.

Section 10. Survival of Representations and Indemnification.

10.1. Survival of Representations.

(a) The representations, warranties, obligations and covenants of the parties shall survive for a period of one (1) year following the Closing Date and all indemnification obligations of each of the parties set forth in this Agreement shall expire on the one (1) year anniversary of the date hereof (the “Expiration Date”).

(b) The representations, warranties, covenants and obligations of the parties and the rights and remedies that may be exercised by an Indemnitee, shall not be limited or otherwise affected by or as a result of any information furnished (except as set forth in. the Disclosure Schedule) to, or any investigation made by, any of Indemnitee or any of Indemnitee’s representatives, except to the extent such information is actually known by a party or any of its or his respective affiliates.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be part of the related representation and warranty made by party making such representation in this Agreement.

(d) For purposes of this Section 10, the term “damages” shall mean any loss, damage, injury, claim, settlement, judgment, award, fine, penalty, tax, charge, and expenses (including reasonable attorneys’ fees). Notwithstanding anything in the foregoing to the contrary, “damages” shall not include (i) any decline in value or lost opportunity or any loss, damage, injury, liability, claim, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

10.2. Indemnification. (a) Each party (“Indemnitor”) shall hold harmless and indemnify the other parties and their respective successors, officers, directors, employees, agents, attorneys, representatives, heirs and legal representatives (collectively, the “Indemnitees”, which term includes the party being indemnified) from and against, and shall pay, compensate and reimburse each of the Indemnitees for, any damages (including reasonable costs and expenses incurred in the investigation, defense or settlement of any claims against a Purchaser Indemnitee), which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such damages relate to any third-party claim) and which arise from or as a result of or are based upon:

(i) any breach of any representation or warranty made by an Indemnitor in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representation or warranty); or

(ii) any breach of any covenant or obligation of an Indemnitor contained in any of the Transaction Documents.

10.3 Limits. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL SELLERS AND COMPANY, ON THE ONE HAND, OR THE PURCHASER, ON THE OTHER HAND, OR ANY OF THEIR RESPECTIVE GUARANTORS OR AFFILIATES WITH LIABILITY UNDER THIS AGREEMENT, HAVE ANY LIABILITY FOR INDEMNIFICATION PURSUANT TO SECTION 10 OR OTHERWISE IN AN AGGREGATE AMOUNT IN EXCESS OF ONE HUNDRED NINETY THOUSAND

DOLLARS AND NO CENTS ($190,000) (THE “CAP”). IN NO EVENT WILL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT.

10.4 Reasonable Efforts. The parties shall use commercially reasonable efforts to minimize damages from third party claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, including cooperating in any defense and giving each other reasonable access to information relating thereto.

10.5. Losses Net of Recoveries. The amount of any damages for which indemnification is provided under this Section 10 shall be (i) reduced by (A) any portion of such damages previously indemnified, (B) any damages previously indemnified under Section 10 to the same Indemnitees with respect to the same facts and circumstances given rise to such indemnification obligation and (C) any amounts actually recovered by the Indemnitees under insurance policies in effect and applicable to such damages or from any third party with respect to such damages.

Section 11.	Notices.

11.1 All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be as addressed as follows:

if to the Company to:

If to Sellers: SEE EXHIBIT ONE

if to the Purchaser, to:

Howard Ullman, CEO & President

China Direct Trading Corp.

10400 Griffin Rd., #109

Cooper City, Florida 33328

Telephone: 954 252 3440

Fax: 954 252 3442

With a copy to:

Paul W. Richter, Attorney

PW Richter PLC

3901 Dominion Townes Circle

Richmond, Virginia 23223

Telephone: 804 644 2182

Fax: 804 644 2181

Email: prosage@comcast.net

or at such other address as the parties each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of this Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

Section 12.	Miscellaneous.

12.1 Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.

12.2 Headings. The headings of the various sections of this Agreement are for convenience of reference only and shall not be deemed to be part of this Agreement.

12.3 Severability. In the event that any provision in this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.4 Governing Law And Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law provisions thereof, and the federal law of the United States of America. The parties agree to submit to the exclusive, sole jurisdiction of the federal and state courts of and for Broward County, State of Florida with respect to the interpretation of this Agreement or for the purposes of any action arising out of or related to this Agreement. Neither party shall assert any claim of forum non conviens against the parties’ agreement to litigate any and all disputes and controversies based on, resulting from or arising from this Agreement and the transactions contemplated herein in the appropriate federal, state or county court in and for Broward County, Florida.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. In the event that any signature is delivered via facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original hereof.

12.6 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters covered herein, supersedes all prior agreements and understandings with respect to such matters and executed by and among the parties, and, except as specifically set forth herein or therein, neither the Company, Sellers nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.

12.7 Expenses. Each party shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement, and all the transactions contemplated thereby, including fees of legal counsel.

12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

12.9 Survival. None of the representations and warranties made by one party herein shall act as a waiver of any rights or remedies the other party may have under applicable U.S. federal or state securities laws. Except where a longer period is applicable or is required, all the covenants, agreements, obligations of the parties contained in this Agreement or any other documents, certificate, schedule or instrument delivered in connection herewith shall survive until fully performed or fulfilled.

12.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party or parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any such consents and actions as are reasonably required to prevent a party from breaching any obligation existing prior to the date first written above to a third party.

12.11 Good Faith Efforts. Each party shall use his, her or its best efforts to privately resolve any claim or dispute or controversy arising from, resulting from or based upon this Agreement prior to resorting to legal proceedings.

12.12 Publicity. The Company, Sellers and the Purchaser shall have the right to approve before issuance any press releases, or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchaser to make any press release or any required filing with a governmental authority with respect to such transactions as is required by applicable law and regulations (although the Company shall use commercially reasonable efforts to consult with the Purchaser in connection with any such press release and filing prior to its release and shall provide the Purchaser with copies thereof).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year set forth below.

CHINA DIRECT TRADING CORP., a Florida corporation

By: _______________________________________________

Name/Title: ______________________________________________

ATTEST

_____________________________________________

Name: ___________________________________

Title:	Secretary	SEAL

CAPSTONE INDUSTRIES, INC., a Florida corporation

By: _______________________________________________

Name/Title: ______________________________________________

ATTEST

____________________________________________

Name: ___________________________________
Title:	Secretary	SEAL

SELLERS:

________________________________________________________

Name:_____________________________________

Witness Signature:_____________________________	Date: 9-13-2006

Witness Name:_______________________________

________________________________________________________

Name:_____________________________________

Witness Signature:_____________________________	Date: 9-13-2006

Witness Name:_______________________________

________________________________________________________

Name:_____________________________________

Witness Signature:_____________________________	Date: 9-13-2006

Witness Name:_______________________________

EXHIBIT ONE: SELLERS – SHARES

SELLERS NAME &	NUMBER OF SHARES	DESIGNATION OF	PORTION OF
ADDRESS	SHARES	PURCHASE PRICE
(CASH/STOCK SHARES)

1. Stewart Wallach

ADDRESS: 6094 Via Crystalle, Delrey Beach, Fl. 33484

100 shares

EXHIBIT TWO: DISCLOSURE STATEMENT FOR ANY EXCLUSIONS OR EXCEPTIONS

Schedule 5.3 CAPITALIZATION OF CAPSTONE INDUSTRIES, INC., A FLORIDA CORPORATION

Common Stock, $1,000,000 par value per share

Authorized: 100 shares

Issued:May 1996 to Stewart Wallach

Other classes and series of equity securities, if any: